UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 16, 2021

R F INDUSTRIES, LTD.
(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	0-13301 (Commission File Number)	88-0168936 (I.R.S. Employer Identification No.)
7610 Miramar Road, Bldg. 6000 San Diego, California 92126-4202 (Address of Principal Executive Offices) (858) 549-6340 (Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, $0.01 par value per share	RFIL	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 16, 2021, RF Industries, Ltd. (the “Company”) entered into a new employment agreement (the “New Agreement”) with Robert D. Dawson, the Company’s current President and Chief Executive Officer. The New Agreement became effective on July 17, 2021 and replaced Mr. Dawson’s prior employment agreement that expired on July 17, 2021. The initial term of the New Agreement ends on January 31, 2023, after which the New Agreement shall automatically renew for additional one (1) year periods, unless either Mr. Dawson or the Company provides the other party with written notice of non-renewal at least ninety (90) days prior to the date of automatic renewal.

Under the New Agreement, the Corporation agreed to pay Mr. Dawson an annual base salary of $425,000. Mr. Dawson will also be eligible to participate in the Company’s annual bonus plan, pursuant to which he will have the opportunity to earn a year-end bonus equal to fifty percent (50%) of his annual base salary (the “Annual Bonus”). The actual bonus paid may be higher or lower than 50% based on the over- or under-achievement of Company and Mr. Dawson’s individual objectives as determined by the Company’s Board of Directors or its Compensation Committee. Under the New Agreement, if Mr. Dawson’s employment is terminated by the Company for any reason other than for “cause,” the Company is obligated to pay Mr. Dawson (x) an amount equal to one year’s base salary as in effect at such time, and (y) the estimated pro rata portion of his target bonus that was earned through the date of termination. In addition, the vesting period of all of Mr. Dawson’s unvested stock options and all unvested time-based restricted stock grants will automatically be fully accelerated as of the termination date. The foregoing provisions will not apply if Mr. Dawson voluntarily terminates his employment with the Company or is terminated for cause.

Mr. Dawson received a fully vested, ten-year immediately exercisable stock option to purchase 50,000 shares of the Company’s common stock. The exercise price of this option is $8.69, the closing price on July 16, 2021. The New Agreement also provided that the vesting schedule of the remaining portion of Mr. Dawson’s 2017 grant of an option to purchase 100,000 shares was revised. As of the date of the New Agreement, 50,000 shares of the 2017 option grant were still unvested. Under the revised vesting schedule, provided that Mr. Dawson is still employed by the Company, 25,000 shares of those unvested options will vest on the July 17, 2022, and the remaining 25,000 shares will vest on July 17, 2023.

Upon a Change of Control Transaction (as defined in the New Agreement), all of Mr. Dawson’s time-based stock options and shares of restricted stock shall immediately vest, whether or not his employment is terminated. If, at the time of a Change of Control Transaction, Mr. Dawson’s employment is terminated by the Company for any reason other than cause (as defined in the New Agreement), Mr. Dawson will be entitled to receive a change of control cash payment in an amount equal to 12 months of his base salary.

There are no arrangements or understandings between Mr. Dawson and any other persons pursuant to which he was chosen as an officer of the Company. There are no family relationships between Mr. Dawson and any of the Company’s directors, executive officers, or persons nominated or chosen by the Company to become a director or executive officer. Mr. Dawson is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated July 16, 2021, by and between RF Industries, Ltd. and Robert D. Dawson

104	Cover Page Interactive Date File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 20, 2021	By:	/s/ Peter Yin
Peter Yin
Chief Financial Officer